UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 10, 2006 (February 9, 2006)

CYTOKINETICS, INCORPORATED
(Exact name of registrant as specified in its charter)

DELAWARE	000-50633	94-3291317
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
280 East Grand Avenue
South San Francisco, California 94080
(Address of principal executive offices, including zip code)
650-624-3000
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
On February 9, 2006, the Board of Directors of Cytokinetics, Incorporated (“the Company”) appointed Robert I. Blum as the Company’s President. Mr. Blum was formerly the Company’s Executive Vice President, Corporate Development and Commercial Operations and Chief Business Officer. In his capacity as President, Mr. Blum will be responsible for certain of the Company’s day-to-day operations.
James Sabry M.D., Ph.D., who was the Company’s President and Chief Executive Officer prior Mr. Blum’s appointment, will remain Chief Executive Officer, focusing on strategically growing and evolving the Company and driving key corporate initiatives and programs. Reporting to Dr. Sabry in his capacity as Chief Executive Officer will be Robert Blum, President, and Sharon Surrey-Barbari, Senior Vice President and Chief Financial Officer.
From September 2004 until his appointment as President of the Company, Mr. Blum, age 42, served as the Company’s Executive Vice President, Corporate Development and Commercial Operations and Chief Business Officer. From January 2004 to September 2004, he served as the Company’s Executive Vice President, Corporate Development and Finance and Chief Financial Officer. From October 2001 to December 2003, he served as the Company’s Senior Vice President, Corporate Development and Finance and Chief Financial Officer. From July 1998 to September 2001, Mr. Blum was the Company’s Vice President of Business Development. Prior to joining the Company, Mr. Blum was Director, Marketing at COR Therapeutics, Inc. a biopharmaceutical company. Prior to that, Mr. Blum performed roles of increasing responsibility in sales, marketing and other pharmaceutical business functions at Marion Laboratories, Inc. and Syntex Corporation. Mr. Blum received B.A. degrees in Human Biology and Economics from Stanford University and an M.B.A. from Harvard Business School.
The terms of Mr. Blum’s employment with the Company have not changed from those previously disclosed in the Company’s prior filings with the Securities and Exchange Commission.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYTOKINETICS, INCORPORATED
By:	/s/ James H. Sabry
James H. Sabry
President and Chief Executive Officer

Date: February 10, 2006